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                                                                    EXHIBIT 15.1



Deloitte & Touche LLP
333 Clay Street,
Suite 2300
Houston, Texas 77002

November 12, 2003

Sterling Chemicals, Inc.
1200 Smith Street, Suite 1900
Houston, Texas 77002

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Sterling Chemicals, Inc. and subsidiaries (the "Company") for the three and nine-month periods ended September 30, 2003 (Successor Company Operations) and for the three and nine-month periods ended September 30, 2002 (Predecessor Company operations), as indicated in our report dated November 12, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, is incorporated by reference in the Company's Registration Statement No. 333-105794 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


DELOITTE & TOUCHE LLP

Houston, Texas